Exhibit 5.1

March 30, 2006

DiamondRock Hospitality Company
6903 Rockledge Drive, Suite 800
Bethesda, Maryland 20817

Re:
Legality of Securities to be Registered Under Registration Statement on Form S-11

Ladies and Gentlemen:

        We have acted as counsel for DiamondRock Hospitality Company, a Maryland corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of (i) a Registration Statement on Form S-11, Registration No. 333-132266, as amended (the "Initial Registration Statement"), and (ii) a second Registration Statement on Form S-11 to be filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "462(b) Registration Statement," and together with the Initial Registration Statement, the "Registration Statement"). This opinion is being rendered to you in connection with the filing of the 462(b) Registration Statement, pursuant to which the Company is registering 3,220,000 of its shares (the "Shares") of common stock $.01 par value per share.

        We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

        The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

        Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

        We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,
/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP